Exhibit 10.5

December 17, 2018

Dawn Sparks

Dear Dawn:

On behalf of John Reed and Arhaus (“Arhaus” or the “Company”), I am very pleased to acknowledge your promotion to the position of Chief Logistics Officer.

Here are the details of your promotion:

•	Start date in new position: January 2, 2019

•	Base salary increase to $275,000 per year prior to January 2, 2019, paid bi-weekly.

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You will be eligible to participate in the 2019 Corporate Salaried Bonus Plan, as the same is developed by the Compensation Committee (the “2019 Plan”), and your target bonus is increased to 50% of your annual base salary. If achieved, the bonus will be paid in the 2nd quarter of 2020.

•	You will continue to be eligible for all benefits offered to regular full-time Arhaus Associates.

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You will be entitled to a “no-cause severance” payment (the “Payment”) should either (a) Arhaus choose to terminate your employment with the company for any reason other than Cause (as defined below), or (b) you voluntarily resign from your employment with Arhaus for Good Reason (as defined below). If you are so entitled, at the time of such termination or resignation, the Payment will be a lump sum equal to the sum of: (y) 50% of your highest base salary rate prior to such termination or resignation; plus (z) a COBRA stipend covering the six month period immediately following such termination or resignation; provided, however, your Payment will only be made if at that time you sign a standard Arhaus employee Separation Agreement and Release.

For all purposes of this letter and the Payment entitlement set forth in the fifth bullet point above:

“Cause” means (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty to the Company; or (iii) the willful and continued failure to substantially perform your duties for the Company. For purposes of this paragraph, an act, or a failure to act, shall not be deemed willful or intentional unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interests of the Company; and

“Good Reason” means the occurrence of one or more of the following events arising without your express written consent, but only if you notify the Company in writing within thirty (30) days following your

51 E. Hines Hill Road | Boston Heights, Ohio 44236

440.439.7700 | arhaus.com

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awareness of the occurrence of the event and the event remains uncured for at least fifteen (15) days after such notice: (i) a reduction in your base salary and/or target bonus potential; (ii) a diminution in your employee benefits relative to those provided to other executives at a similar level, as such benefits may be modified from time to time; or (iii) the Company requires you to be based anywhere other than within fifty (50) miles of Boston Heights, Ohio.

Dawn, the team and I look forward to continuing to work with you in your role as Chief Logistics Officer. Please feel free to contact me with any questions/concerns that you may have. Please counter-sign this letter confirming your acceptance and forward to me.

Note that this letter is a summary of our acknowledgment of your promotion and not an employment contract. Further, nothing contained in this letter removes or modifies the company’s or your “at-will” employment rights.

Sincerely,

Mark D. Thompson

Chief Financial Officer

I, Dawn Sparks, have read, understand, and accept the terms and conditions set forth in this letter.

/s/ Dawn Sparks	12/19/18
Dawn Sparks	Date

51 E. Hines Hill Road | Boston Heights, Ohio 44236

440.439.7700 | arhaus.com

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